Hunter Blankenbaker
VP of Investor and Corp. Comm.
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com
Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

TOUSA Reports Third Quarter 2007 Results

Third quarter 2007 results include the following (compared to the prior year period, unless otherwise noted):
•	Total revenues of $501.2 million, a 16% decrease

•	Net loss of $619.7 million, which includes $504.5 million of pre-tax inventory impairment and abandonment costs, $2.7 million of pre-tax goodwill impairments and a $40.7 million pre-tax loss contingency relating to the Transeastern JV settlement

•	Consolidated net sales orders of 892, a 33% decrease

•	Consolidated cancellation rate increased to 47%, compared to 33% for third quarter of 2006 and 33% for the second quarter of 2007

•	Consolidated controlled homesite position of 39,900, a 45% decrease

HOLLYWOOD, Fla., November 14, 2007— TOUSA, Inc. (NYSE: TOA) today released financial results for the third quarter ended September 30, 2007.

The Company reported a net loss for the three months ended September 30, 2007 of $619.7 million (or a loss of $10.42 per diluted share), compared to net loss of $80.0 million (a loss $1.34 per diluted share) reported in the three months ended September 30, 2006.

The Company’s results for the third quarter of 2007 include a $40.7 million increase in the pre-tax loss contingency relating to the Transeastern JV settlement based on the estimated fair value of the consideration provided and the business acquired. Also adversely impacting net income is $530.6 million of pre-tax charges resulting from goodwill impairments and the write-down of assets including, inventory impairments, impairments of investments in unconsolidated joint ventures, and write-off of deposits and abandonment costs. Of this amount, $63.3 million of inventory impairments are related to active communities, $441.2 million are related to land impairments, deposit write-offs and abandonment costs, $23.4 million are related to impairments of investments in unconsolidated joint ventures, and $2.7 million are related to goodwill impairment.

Excluding the impact of the $40.7 million loss contingency related to the Transeastern JV settlement and the $530.6 million of non-cash, pre-tax charges reflected above, the Company’s net loss would have been $25.6 million (or a loss $0.43 per diluted share, assuming 59.6 million diluted shares outstanding) using an effective tax rate of 35%.

Homebuilding revenues decreased 15% to $492.9 million for the three months ended September 30, 2007, from $576.8 million for the three months ended September 30, 2006. This decrease is due to a decrease in revenue from home sales to $449.6 million for the three months ended September 30, 2007 from $563.0 million for the three months ended September 30, 2006, partially offset by an increase in revenue from land sales to $43.3 million for the three months ended September 30, 2007, from $13.8 million for the comparable period in 2006. The decrease in revenue from home sales, which is net of buyer incentives, was due to an 18% decrease in the number of deliveries to 1,459 from 1,769 for the three months ended September 30, 2006. The average price of homes delivered decreased to $308,000 for the three months ended September 30, 2007, from $318,000 for the three months ended September 30, 2006.

The Company’s gross profit margin, excluding impairment and related charges, decreased to 17.7% in the third quarter of 2007 from 22.8% in the third quarter of 2006. Home sales gross profit was primarily impacted by higher incentives, which increased to $45,300 per delivery for the third quarter of 2007 from $23,700 per delivery for the third quarter of 2006.

SG&A expenses increased to $86.0 million for the three months ended September 30, 2007, from $80.8 million for the three months ended September 30, 2006. The increase in SG&A expenses is due to the following: (1) an increase of $4.7 million in compensation costs, and (2) $4.5 million in professional and consultant fees related to the Transeastern JV and the evaluation of the Company’s restructuring options. The increase in expenses has been partially offset by a reduction in overhead and related expenses, including decreases in compensation and severance, as the Company continues to improve its operating efficiencies, reduce costs, and streamlines its operations. Excluding the costs of professionals and consultant fees referenced above, the Company’s SG&A expenses were $81.6 million for the three months ended September 30, 2007, from $80.6 million for the three months ended September 30, 2006.

EBITDA for the third quarter of 2007 was $32.3 million compared to $101.2 million in the third quarter of 2006. Please see the financial tables below for a reconciliation of EBITDA to net income or loss for the periods presented, which has been calculated in accordance with the provisions of the Company’s July 31, 2007 amended revolving credit facility.

The Company’s consolidated homes in backlog decreased 26% to 3,485 in the third quarter of 2007 from 4,684 in the third quarter of 2006. The Company’s consolidated sales value of homes in backlog decreased 32% to $1.1 billion in the third quarter of 2007 from $1.7 billion in the third quarter of 2006.

The Company reported consolidated net sales orders of 892 in the third quarter of 2007 compared to 1,330 in the third quarter of 2006, a 33% decrease. The sales value of the Company’s consolidated sales orders was $219.6 million, compared to $419.6 million in the third quarter of 2006, a 48% decrease. The Company’s average sales price on net sales orders decreased to $246,000 in the third quarter of 2007 from $315,000 in the third quarter of 2006 due to increased incentives and a change in product mix. The Company’s sales orders cancellation rate was approximately 47% for the three months ended September 30, 2007 as compared to 33%, 29% and 49% for the three months ended June 30, 2007, March 31, 2007 and December 31, 2006, respectively. The Company attributes the unusually-high cancellation rate to the dramatic tightening of the credit markets, buyer’s inability to sell their existing home, diminished consumer confidence, the oversupply of new and existing homes available for sale, increased foreclosures and downward pressure on home prices.

Balance Sheet and Liquidity Update

As of September 30, 2007, the Company had stockholders’ equity of $48.3 million. Based on the foregoing, the Company believes there is substantial doubt about its ability to continue as a going concern. The Company is considering all available in and out of court restructuring and reorganization alternatives, including a possible Chapter 11 filing. Such alternatives include, among other things, restructuring its capital structure through the exchange of some or all of its outstanding indebtedness for equity in the Company. TOUSA’s ability to continue as a going concern will depend upon its ability to restructure its capital structure including exchanging a large portion of the Company’s outstanding indebtedness for equity. The Company has asked its bondholders to organize as a group in order to discuss such restructuring and reorganization alternatives and the Company has commenced discussions with its representatives, though these discussions are at a very early stage.

The additional borrowings arising from the settlement of the Transeastern JV disputes and the continuing deterioration of the housing market, including the worsening since late July 2007 due to the mortgage and credit market crisis, has had, and will continue to have for an extended period of time, a negative impact on the Company’s liquidity and its ability to comply with financial and other covenants under the Company’s bank loans and indentures, including interest coverage, total leverage, and tangible net worth covenants. All of these factors, and others which may arise in the future, will adversely impact the Company’s financial condition and results of operations.

The Company has taken, and continues to take, actions to maximize cash receipts and minimize cash expenditures. As part of these initiatives, TOUSA continues to take steps to reduce its general and administrative costs and operations to increase efficiencies by reducing costs and streamlining its activities, including further reductions in workforce at all levels and elimination of certain consulting arrangements and indirect costs. However, some of its efforts on reducing general and administrative expenses are being offset by professional and consulting fees associated with the settlement of disputes relating to the settlement of the Transeastern joint venture (the “Transeastern JV”) and TOUSA’s current restructuring efforts. The Company is actively redesigning and repositioning its product in many of its markets to help increase sales velocity as well as reduce building material and other costs. In addition, the Company continues to work with its suppliers and is seeking new suppliers, through competitive bid processes, to reduce construction material and labor costs.

TOUSA is analyzing each community based on profit and sales absorption goals that include current market factors such as the oversupply of homes available for sale in most of the Company’s markets, reduced demand, decreased consumer confidence, tighter mortgage loan underwriting criteria and higher foreclosures. The Company continues to review the size, geographic allocations and components of its inventory to better align these assets with estimated future deliveries. The Company has established inventory targets based on current market conditions, existing inventory levels and its historical and projected results. If the Company’s inventory exceeds these targeted levels, which is currently the case, it is and will continue to take necessary actions to reduce its inventory level to these targeted levels. These actions include, to the extent possible: limiting new arrangements to acquire land; engaging in bulk sales of land and unsold homes; reducing the number of homes under construction and limiting development activities; re-negotiating terms or abandoning the Company’s rights under option contracts; considering other asset dispositions including the possible sale of underperforming assets, communities, divisions, and joint venture interests; further reducing inventory target levels; and other initiatives designed to monetize the Company’s assets including its deferred tax assets, which as of September 30, 2007 is classified as an income tax receivable.

In connection with its asset management efforts, the Company has reduced its consolidated controlled homesite position by approximately 35% to 39,500 homesites at September 30, 2007 from 60,600 at December 31, 2006. At September 30, 2007, the Company’s consolidated controlled homesite position includes approximately 4,700 homesites acquired as part of the Transeastern acquisition, of which 3,900 are owned and 800 are optioned.

At September 30, 2007, the Company had 3,700 homes completed or under construction compared to 3,800 homes at December 31, 2006. Approximately 35% of these homes were unsold at September 30, 2007, an increase from 27% at June 30, 2007. At September 30, 2007, the Company had 452 completed unsold homes in its inventory, up 142% from 187 homes at June 30, 2007. Approximately 52% of the Company’s completed, unsold homes at September 30, 2007 had been completed for more than 90 days. The Company attributes the increase in unsold homes in inventory to the increase in the third quarter cancellation rate, as well as the acquisition of 200 unsold homes in connection the Transeastern JV settlement. As part of its asset management strategy and certainly in line with its fourth quarter 2007 cash management initiatives, the Company is focusing its efforts on managing the number and geographic allocation of its speculative homes, addressing its inventory levels and timing its construction starts.

As a result of worsening market conditions since late July and the Company’s liquidity constraints, during the three months ended September 30, 2007, TOUSA abandoned its rights under certain option agreements which resulted in a 9,400 unit decline in its controlled homesites. Abandonment decisions were made following in depth community by community analyses of all option contracts based on projected returns, amount and timing of incremental cash flow, and owned homesites. In connection with the abandonment of our rights under these option contracts, we forfeited cash deposits of $166.9 million and had letters of credit of $91.2 million drawn, subsequent to September 30, 3007, which increased our outstanding borrowings.

On September 25, 2007, the Company sold 317 homesites to an unrelated homebuilder for a total purchase price of $26.1 million and realized a pre-tax loss of $13.2 million. Additionally, as part of the transaction, the buyer agreed to purchase an option interest to acquire 250 homesites as well as 34 owned homesites from TOUSA once certain obligations associated with such property are met. The total purchase price for these additional homesites and the assignment of the option interest is $10.6 million. The transaction will close once the Company fulfills its continuing obligations on these properties, which it expects will take place before the end of the year.

For The Nine Months Ended September 30, 2007

The Company reported a net loss for the first nine months of 2007 of $817.7 million (or a loss of $13.76 per diluted share) from net income of $42.6 million (or income of $0.70 per diluted share) for the nine months ended September 30, 2006. Included in the Company’s net loss for the nine months ended September 30, 2007 is a $17.6 million net loss from discontinued operations.

The Company’s results for the nine months ended September 30, 2007 include a (1) a $151.6 million increase in the estimated loss contingency related to the settlement of the Transeastern JV litigation, (2) $657.3 million in inventory impairments, impairments of investments in unconsolidated joint ventures, and write-offs of land deposits and related abandonment costs, and (3) goodwill impairments totaling $40.9 million.

For the nine months ended September 30, 2007, excluding the impact of the $849.8 million of non-cash, pre-tax charges reflected above net income, would have been $7.9 million (or $0.13 per diluted share, assuming 59.6 million diluted shares outstanding) using an effective tax rate of 36.25%.

Homebuilding revenues decreased 9% to $1,619.3 million for the nine months ended September 30, 2007 from $1,781.6 million for the nine months ended September 30, 2006. This decrease is primarily due to a decrease in revenues from home sales to $1,542.3 million for the nine months ended September 30, 2007 from $1,724.8 million for the nine months ended September 30, 2006, partially offset by an increase in revenue from land sales of $77.0 million for the nine months ended September 30, 2007 from $56.8 million for the comparable period in 2006. The decrease in revenue from home sales, which is net of buyer incentives, was due to a 10% decrease in the number of deliveries to 4,833 from 5,380 for the nine months ended September 30, 2006. The average price of homes delivered remained relatively stable, decreasing to $319,000 from $321,000 for the nine months ended September 30, 2006.

EBITDA for the first nine months of 2007 was $144.0 million compared to $341.7 million for the first nine months of 2006. Please see the financial tables below for a definition of EBITDA and reconciliation thereof to net income or loss for the periods presented.

For additional disclosure on the three and nine months results, please refer to the management, discussion and analysis in the Company’s Form 10-Q.

NYSE Listing

Under an NYSE rule that became effective on March 5, 2007, the NYSE has halted trading the Company’s common stock when trades were reported at a price of below $1.05. Trading will not resume on the NYSE until the Company’s common stock has traded on another market for at least one entire trading day at a price at or above $1.10. While TOUSA’s common stock has continued to trade on other markets pursuant to unlisted trading privileges, such unlisted trading may not continue and may not reach $1.10 per share.

The NYSE has minimum continuing listing standards that it requires of its listed companies including thresholds regarding stock price, market capitalization combined with minimum stockholders equity and total market value. On November 12, 2007, the Company received notice from the NYSE that it was not in compliance with NYSE continued listing requirements because the average closing share price of the Company’s common stock over a consecutive 30-trading day period was less than $1.00. The NYSE also noted that the Company’s absolute market value was, based on a closing price of $0.35 on November 9, 2007, only $20.9 million and that it would immediately initiate suspension and delisting procedures if the 30-trading day average was below $25.0 million. A third continued listing standard requires a 30 average trading day market capitalization of not less than $75 million and stockholders’ equity of at least $75 million. TOUSA is now below this standard and anticipates being notified by the NYSE of such failure.

Finally the Company has been notified by the NYSE that delisting procedures may be instituted if its stock trades at an “abnormally low” price.

The Company intends to take actions to re-attain compliance or request a review of the delisting decision by the NYSE. TOUSA may not be successful with its efforts.

If the Company’s common stock is delisted from the NYSE, TOUSA may apply to have its shares quoted on NASDAQ’s Bulletin Board or in the “pink sheets” maintained by the National Quotations Bureau, Inc. The Bulletin Board and the pink sheets are generally considered to be less efficient markets than the NYSE. In addition, if the Company’s shares are no longer listed on the NYSE or another national securities exchange in the United States, the Company’s shares may be subject to the “penny stock” regulations. If TOUSA’s common stock were to become subject to the penny stock regulations, it is likely that the price of its common stock would decline and that its stockholders would find it difficult to sell their shares.

If the Company’s shares are delisted from the NYSE, this will constitute a “change of control” under its credit agreements, which is an event of default. The lenders may terminate the Company’s right to borrow and declare the loans to be due and payable.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, and typically include the words “anticipate”, “intend,” “believe”, “expect”, “estimate”, “project”, and “future.” Specifically, this press release contains forward-looking statements including with respect to our ability and intention to reorganize our capital structure and reduce our levels of indebtedness. We do not undertake any obligation to update any forward-looking statements. With respect to these forward-looking statements, including those described above, these factors include

• our ability to negotiate with holders of our indebtedness;

• our significant level of debt and the impact of the restrictions imposed on us by the terms of this debt;

• our ability to borrow or otherwise finance our business in the future;

• a decline in the value of the land and home inventories we maintain;

• our ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames;

• our relationship with Technical Olympic S.A. and its control over our business activities;

• economic or other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business, such as increases in interest rates, inability to obtain mortgage financing, inflation, or unemployment rates or declines in median income growth, consumer confidence or the demand for, or the price of, housing;

• events which would impede our ability to open new communities and/or deliver homes within anticipated time frames and/or within anticipated budgets;

• our ability to successfully enter into, utilize, and recognize the anticipated benefits of, joint ventures and option contracts;

• our ability to compete in our existing and future markets;

• the impact of hurricanes, tornadoes or other natural disasters or weather conditions on our business, including the potential for shortages and increased costs of materials and qualified labor and the potential for delays in construction and obtaining government approvals;

• an increase or change in government regulations, or in the interpretation and/or enforcement of existing government regulations; and

• the impact of any or all of the above risks on the operations or financial results of our unconsolidated joint ventures.

This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 20, 2007.

Non-GAAP Financial Information

EBITDA

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(dollars in millions)		2007	2006	2007	2006
Net income (loss)	$(619.7)	$(80.0)		$(817.7)	$42.6
Subtract: Financial services pre-tax income	(0.2)	(5.0)		(5.2)	(15.9)
Add: income taxes	6.0	(40.9)		(43.5)	30.7
Add: interest in cost of sales	23.2	18.8		67.0	55.4
Add: depreciation and amortization expense	3.5	3.4		10.4	9.6
Add: interest expense	10.0	—		10.2	—
Add: loss on sale of Dallas division	-	—		13.6	—
Add: loss on bulk sale of land in Mid-Atlantic and VA	13.2	—		13.2	—
Add: loss contingency on Transeastern JV settlement	40.7	—		151.6	—
Add: professional fees and other expenses associated with the Transeastern JV settlement	4.2	143.6		17.4	143.6
Add: stock-based compensation	1.0	1.0		3.0	7.6
Add: Impairment charges and abandonment costs	533.4	60.3		707.0	68.1
Add: Cash dividends	17.0	—		17.0	—

EBITDA (1)	32.3	101.2		144.0	341.7

(1) EBITDA for the full year 2007 will be calculated in the same way.

The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. The Company uses EBITDA as presented because it represents the calculation of EBITDA in accordance with the provisions of its July 31, 2007 amended and restated revolving credit facility. EBITDA, as calculated by the Company, does not include the operations of its mortgage and title subsidiaries as they are not guarantors under the Company’s amended revolving credit facility.

The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP). EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations;

•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations;

•	It does not include impairment charges and abandonment costs. Because the Company’s assets may decline in value to an amount below their cost basis and the Company may continue to abandon its right under option contracts, any measure that excludes impairment charges and abandonment costs has material limitations; and

•	It does not include other items, such as: (i) the loss on the sale of substantially all of the Dallas division which has been accounted for as a discontinued operation in the Company’s September 30, 2007 Form 10-Q; (ii) the loss contingency relating to the Transeastern JV settlement based on the estimated fair value of the consideration provided and the business acquired; (iii) expenses associated with the Transeastern JV settlement; and (iv) stock-based compensation charges. Because these charges are a necessary element of the Company’s operations, any measure that excludes these charges has material limitations.

The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.

Homebuilding Net Debt to Capital Ratio

	Homebuilding Net Debt to Capital
	September 30, 2007	December 31, 2006
	(Dollars in millions)
Notes payable	$1,574.1	$1,060.7
Bank borrowings	150.3	—

Homebuilding borrowings(1)	$1,724.4	$1,060.7
Less: unrestricted cash	73.6	47.4
Homebuilding net debt	$1,650.8	$1,013.3
Stockholders’ equity	48.3	774.9

Total capital(2)	$1,699.1	$1,788.2

Ratio	97.2%	56.7%

(1)	Does not include obligations for inventory not owned of $44.5 million at
September 30, 2007 and $300.6 million at December 31, 2006, all of which are non-recourse to us. Obligations for inventory not owned in our consolidated statements of financial condition represent liabilities associated with our land banking and similar activities, including obligations in variable interest entities which have been consolidated by us and in which we have a less than 50% ownership interest, and the creditors have no recourse against us. As a result, the obligations have been specifically excluded from the calculation of leverage ratios pursuant to the terms of our revolving credit facility.

(2)	Does not include Financial Services bank borrowings of $22.4million at September 30, 2007 and $35.4 million at December 31, 2006.

Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. We have included this information as we believe that the ratio of Homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of our homebuilding operations, which is our primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces our Homebuilding debt by the amount of our unrestricted cash. Management compensates for these limitations by using Homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial leverage. It should not be construed as an indication of our operating performance or as a measure of our liquidity.

TOUSA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except par value)

	September 30,
	2007	December 31, 2006
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$73.6	$47.4
Restricted	4.6	3.8
Inventory:
Deposits	82.0	216.6
Homesites and land under development	692.0	725.6
Residences completed and under construction	758.0	835.7
Inventory not owned	39.8	300.6

	1,571.8	2,078.5
Property and equipment, net	28.6	28.5
Investments in unconsolidated joint ventures	80.9	129.0
Receivables from unconsolidated joint ventures, net of allowance of $54.8 million at December 31, 2006	42.2	27.2
Other assets	371.1	236.6
Goodwill	60.0	100.9
Assets held for sale	10.1	124.8

	2,242.9	2,776.7
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	4.0	6.8
Restricted	3.1	4.2
Mortgage loans held for sale	31.0	41.9
Other assets	10.7	12.6

	48.8	65.5

Total assets	$2,291.7	$2,842.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$396.1	$554.2
Customer deposits	48.9	62.6
Obligations for inventory not owned	44.5	300.6
Notes payable	1,574.1	1,060.7
Bank borrowings	150.3	—
Liabilities associated with assets held for sale	2.5	47.8

	2,216.4	2,025.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	4.6	6.0
Bank borrowings	22.4	35.4

	27.0	41.4

Total liabilities	2,243.4	2,067.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; 117,500 and none outstanding at September 30, 2007 and December 31, 2006, respectively	83.9	—
Common stock — $0.01 par value; 975,000,000 and 97,000,000 shares authorized and 59,604,169 and 59,590,519 shares issued and outstanding at September 30, 2007, and December 31, 2006, respectively	0.6	0.6
Additional paid-in capital	489.7	481.2
Retained earnings (deficit)	(525.9)	293.1

Total stockholders’ equity	48.3	774.9

Total liabilities and stockholders’ equity	$2,291.7	$2,842.2

See accompanying notes to consolidated financial statements.

TOUSA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
HOMEBUILDING:
Revenues:
Home sales	$449.6	$563.0	$1,542.3	$1,724.8
Land sales	43.3	13.8	77.0	56.8

	492.9	576.8	1,619.3	1,781.6
Cost of sales:
Home sales	370.1	434.9	1,250.0	1,294.7
Land sales	56.5	14.1	85.6	52.0
Inventory impairments and abandonment costs	504.5	49.8	628.4	57.4
Other	(0.8)	(1.7)	(5.0)	(7.2)

	930.3	497.1	1,959.0	1,396.9

Gross profit (loss)	(437.4)	79.7	(339.7)	384.7
Selling, general and administrative expenses	86.0	80.8	262.4	274.1
Loss from unconsolidated joint ventures, net	9.2	(29.0)	8.8	(94.7)
Impairments on unconsolidated joint ventures	23.4	148.4	28.9	148.4
Provision for settlement of loss contingency	40.7	—	151.6	—
Goodwill impairments	2.7	5.7	40.9	5.7
Interest expense	10.0	—	10.2	—
Other (income) expense, net	0.6	0.1	(1.5)	(4.3)

Homebuilding pretax income (loss)	(610.0)	(126.3)	(841.0)	55.5

FINANCIAL SERVICES:
Revenues	8.3	15.8	31.3	48.4
Expenses	8.1	10.8	26.1	32.5

Financial Services pretax income	0.2	5.0	5.2	15.9

Income (loss) from continuing operations before income taxes	(609.8)	(121.3)	(835.8)	71.4
Provision (benefit) for income taxes	6.0	(41.1)	(35.7)	30.0

Income (loss) from continuing operations, net of taxes	(615.8)	(80.2)	(800.1)	41.4
Discontinued operations:
Income (loss) from discontinued operations	(3.9)	0.4	(11.8)	1.9
Loss from disposal of discontinued operations	—	—	(13.6)	—
Provision (benefit) for income taxes	—	0.2	(7.8)	0.7

Income (loss) from discontinued operations, net of taxes	(3.9)	0.2	(17.6)	1.2

Net income (loss)	(619.7)	(80.0)	(817.7)	42.6
Dividends on preferred stock	2.2	—	2.2	—

Net income (loss) available to common stockholders	$(621.9)	$(80.0)	$(819.9)	$42.6

EARNINGS (LOSS) PER COMMON SHARE, BASIC:
Earnings (loss) from continuing operations (net of preferred stock dividends)	$(10.36)	$(1.35)	$(13.46)	$0.70
Earnings (loss) from discontinued operations	(0.07)	0.01	(0.30)	0.02

Basic earnings (loss) per common share	$(10.43)	$(1.34)	$(13.76)	$0.72

EARNINGS (LOSS) PER COMMON SHARE, DILUTED:
Earnings (loss) from continuing operations (net of preferred stock dividends)	$(10.36)	$(1.35)	$(13.46)	$0.68
Earnings (loss) from discontinued operations	(0.07)	0.01	(0.30)	0.02

Diluted earnings (loss) per common share	$(10.43)	$(1.34)	$(13.76)	$0.70

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,604,169	59,590,519	59,601,119	59,580,062

Diluted	59,604,169	59,590,519	59,601,119	61,150,782

CASH DIVIDENDS PER COMMON SHARE	$—	$0.015	$—	$0.045

See accompanying notes to consolidated financial statements.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2007		2006		2007		2006
Impairment charges on active communities:
Florida		$15.7		$4.5		$44.4		$5.2
Mid-Atlantic		4.4		10.4		11.0		13.5
Texas*		—		0.5		0.6		0.5
West		43.2		14.4		56.7		16.1

		63.3		29.8		112.7		35.3
Write-offs of deposits and abandonment costs:
Florida		274.5		0.2		287.3		1.3
Mid-Atlantic		33.9		7.5		47.8		8.0
Texas*		—		—		0.3		0.1
West		132.8		12.3		180.3		12.7

		441.2		20.0		515.7		22.1

Inventory impairments and abandonment costs	$	504.5	$	49.8	$	628.4	$	57.4

	Three Months Ended						Nine Months Ended
	September 30,						September 30,
	2007			2006			2007				2006
Deliveries:	Homes	$		Homes	$		Homes		$		Homes		$

Consolidated:
Florida	551		$188.2	580		$214.0	1,780			$637.4	2,079			$758.9
Mid-Atlantic	138		49.9	189		70.0	458			164.5	522			204.7
Texas*	563		147.8	605		150.4	1,784			461.7	1,721			429.2
West	207		63.7	395		128.6	811			278.7	1,058			332.1

Continuing operations	1,459		449.6	1,769		563.0	4,833			1,542.3	5,380			1,724.9
Discontinued operations*	7		1.1	152		34.9	189			44.7	449			101.0

Total	1,466		450.7	1,921		597.9	5,022			1,587.0	5,829			1,825.9
Unconsolidated joint ventures:
Florida (excluding Transeastern)	—		—	—		—	40			11.3	—			—
Transeastern	132		28.5	586		180.2	739			174.8	1,647			501.2
Mid-Atlantic	6		1.1	12		3.1	16			4.0	100			28.9
West	136		36.5	422		141.9	774			230.9	1,358			485.6

Total unconsolidated joint ventures	274		66.1	1,020		325.2	1,569			421.0	3,105			1,015.7

Combined total	1,740		$516.8	2,941		$923.1	6,591	$		2,008.0	8,934	$		2,841.6

* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.

	Three Months Ended						Nine Months Ended
	September 30,						September 30,
	2007			2006			2007				2006
Net Sales Orders(1):	Homes	$		Homes	$		Homes		$		Homes		$

Consolidated:
Florida	226		$43.6	377		$150.4	1,263			$398.9	1,627			$642.3
Mid-Atlantic	57		17.4	146		53.5	485			170.0	480			190.8
Texas*	376		99.2	601		152.0	1,658			417.3	1,936			491.3
West	233		59.5	206		63.7	789			219.4	982			334.4

Continuing operations	892		219.6	1,330		419.6	4,195			1,205.6	5,025			1,658.8
Discontinued operations*	—		(0.5)	140		34.2	70			18.9	448			106.9

Total	892		219.1	1,470		453.8	4,265			1,224.5	5,473			1,765.7
Unconsolidated joint ventures:
Florida (excluding Transeastern)	—		—	1		0.5	12			1.7	13			5.2
Transeastern	54		9.2	(23)		(13.0)	248			27.1	85			50.6
Mid-Atlantic	6		1.0	13		2.7	19			3.8	71			17.5
West	93		21.5	134		28.7	480			116.8	718			214.1

Total unconsolidated joint ventures	153		31.7	125		18.9	759			149.4	887			287.4

Combined total	1,045		$250.8	1,595		$472.7	5,024	$		1,373.9	6,360	$		2,053.1

(1) Net of cancellations.
* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.

	September 30, 2007				September 30, 2006
Sales Backlog:	Homes	$		Average Price	Homes	$		Average Price

Consolidated:
Florida	1,935		$664.4	$343	2,485		$920.1	$370
Mid-Atlantic	239		87.1	$365	259		98.5	$380
Texas*	848		229.2	$270	1,165		316.4	$272
West	463		135.3	$296	775		306.1	$395

Continuing operations	3,485		1,116.0	$321	4,684		1,641.1	$350
Discontinued operations*	14		4.3	$305	287		70.9	$247

Total	3,499		1,120.3	$321	4,971		1,712.0	$344
Unconsolidated joint ventures:
Florida (excluding Transeastern)	—		—	$—	49		14.6	$298
Transeastern	—		—	$—	1,516		435.6	$287
Mid-Atlantic	—		—	$—	8		2.4	$304
West	135		37.0	$274	903		313.9	$348

Total unconsolidated joint ventures	135		37.0	$274	2,476		766.5	$310

Combined total	3,634		$1,157.3	$318	7,447		$2,478.5	$333

* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders

Consolidated:
Florida	$342	$193	$369	$399	$358	$316	$365	$395
Mid-Atlantic	$362	$305	$370	$366	$359	$350	$392	$398
Texas*	$262	$264	$249	$253	$259	$252	$249	$254
West	$308	$255	$326	$309	$344	$278	$314	$341
Continuing operations	$308	$246	$318	$315	$319	$287	$321	$330
Discontinued operations	$158	$—	$230	$244	$237	$270	$225	$239
Total	$307	$246	$311	$309	$316	$287	$313	$323
Unconsolidated joint ventures:
Florida (excluding Transeastern)	$—	$—	$—	$456	$282	$142	$—	$400
Transeastern	$216	$171	$307	$564	$237	$109	$304	$596
Mid-Atlantic	$193	$172	$254	$210	$249	$202	$289	$247
West	$268	$231	$336	$214	$298	$243	$358	$298
Total unconsolidated joint ventures	$241	$207	$319	$152	$268	$197	$327	$324
Combined total	$297	$240	$314	$296	$305	$273	$318	$323
* The Texas Region excludes the Dallas division, which is now classified as a discontinued operation.